Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2015 FIRST QUARTER FINANCIAL RESULTS

Q1 2015 OVERVIEW
·
Revenue increased to $14.0 million from $8.7 million in Q1 2014, driven by $5.2 million of incremental revenue from the acquisition of Hyperspring, LLC.  Excluding Hyperspring, revenue in Q1 2015 was $8.8 million.

·	Gross profit rose 44.9% to $3.2 million, or 23.0% of revenue, from $2.2 million, or 25.5% of revenue, in Q1 2014.
·	Operating loss narrowed to $0.4 million from $2.1 million in Q1 2014.
·	Net loss narrowed to $0.5 million, or $0.03 per diluted share, from a net loss of $2.0 million, or $0.11 per diluted share, in Q1 2014.
·	Booked $18.1 million of orders, compared to $8.4 million in Q4 2014 and $6.3 million in Q1 2014.
At March 31, 2015
·	Total cash and equivalents of $11.6 million, or $0.65 per diluted share, excluding $4.2 million of restricted cash.
·	Working capital of $11.3 million.
·	$0 long-term debt.
·	Backlog of $52.4 million, up from $48.4 million at end of Q4 2014.

Sykesville, MD – May 14, 2015 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), a global energy industry performance improvement company, today announced financial results for the first quarter ("Q1") ended March 31, 2015.  Results for Q1 2015 include the results of Hyperspring, LLC ("Hyperspring"), which was acquired on November 14, 2014.

With the acquisition of Hyperspring, GSE has commenced reporting selected financial results for two business segments: Staff Augmentation, which provides personnel to fulfill staff positions on a short-term basis to energy industry customers; and Performance Improvement Solutions, which provides simulation, engineering and training solutions and services to the nuclear and fossil fuel power industry and to the chemical and petrochemical industries.  Hyperspring's results are included in the Staff Augmentation segment.

Jim Eberle, Chief Executive Officer of GSE, said, "Our Q1 2015 results benefited from a full quarter of contribution by Hyperspring as well as the continued improvement of our Performance Improvement Solutions segment.  We are seeing early evidence that the actions we took last year to position GSE for the future are beginning to pay-off.  Our revenues are increasing, our losses are narrowing and our backlog is growing.  Looking to the balance of 2015, we aim to expand Hyperspring's U.S. nuclear customer base while diversifying its client base into the fossil power industry, in part by leveraging a number of cross-selling opportunities with our Performance Improvement Solutions segment.  Having restructured and reduced the cost structure at Performance Improvement Solutions in 2014, this year we are investing for growth, including in resources aimed specifically at the chemical and petrochemical industries.  IntelliQlik continues its development of a next generation, cloud-based software platform for online learning and learning management for all energy sectors and remains on target for a launch in late 2015.  Finally, our balance sheet remains strong, with approximately $11.6 million of unrestricted cash and equivalents at quarter-end and no long-term debt, providing us with flexibility to selectively pursue additional growth opportunities as they arise."

Q1 2015 RESULTS
Q1 2015 revenue increased 60.4% to $14.0 million from $8.7 million in Q1 2014, reflecting $5.2 million of incremental Staff Augmentation revenue for services provided by Hyperspring, and a $0.1 million increase in Performance Improvement Solutions revenue.
	Three Months ended, March 31
Contract Revenue:	2015	2014
Performance Improvement Solutions	$8,816	$8,724
Staff Augmentation	5,180	-
Total Contract Revenue	$13,996	$8,724

Performance Improvement Solutions orders totaled $11.1 million in Q1 2015, up from $6.3 million in Q1 2014.  Staff Augmentation orders totaled $7.0 million in Q1 2015.
Gross profit in Q1 2015 increased to $3.2 million, or 23.0% of revenue, from $2.2 million, or 25.5% of revenue, in Q1 2014.  The decline in gross margin as a percentage of total revenue in Q1 2015 is attributable to the Hyperspring Staff Augmentation revenue, which has lower margins than Performance Improvement Solutions revenue.

	Three Months ended, March 31
Gross Profit:	2015	%	2014	%
Performance Improvement Solutions	$2,705	30.7%	$2,224	25.5%
Staff Augmentation	517	10.0%	-	-
Total Gross Profit	$3,222	23.0%	$2,224	25.5%

Staff Augmentation gross profit was $0.5 million, or 10.0% of Staff Augmentation revenue, in Q1 2015.  Performance Improvement Solutions gross profit increased to $2.7 million, or 30.7% of Performance Improvement Solutions revenue, in Q1 2015, from $2.2 million, or 25.5% of Performance Improvement Solutions revenue, in Q1 2014.  The increase in Performance Improvement Solutions gross margin as a percentage of segment revenue is mainly attributable to: 1) the restructuring of GSE's Swedish operations in 2014, which has reduced its operations overhead and facility expenses; 2) higher-margin engineering consulting projects in 2015 for GSE's UK operations; and 3) the completion in 2014 of a process simulation project that had a low margin.
Selling, general & administrative expenses in Q1 2015 declined 18.8% to $3.4 million from $4.1 million in Q1 2014.  This decrease was primarily due to reduced business development and marketing expenses ($0.1 million), a favorable variance in foreign currency translation ($0.2 million), and an absence of severance costs compared to Q1 2014 ($0.3 million).
Operating loss for Q1 2015 was $0.4 million compared to an operating loss of $2.1 million in Q1 2014.
Net loss for Q1 2015 was $0.5 million, or $0.03 per basic and diluted share, compared to a net loss of $2.0 million, or $0.11 per basic and diluted share, in Q1 2014.

The EBITDA (Earnings before interest, taxes, depreciation and amortization) loss for Q1 2015 narrowed to $0.2 million from an EBITDA loss of $1.8 million in Q1 2014.
Backlog at March 31, 2015 rose to $52.4 million from $48.4 million at December 31, 2014, and was comprised of $8.4 million of Hyperspring backlog and $44.0 million of Performance Improvement Solutions backlog.
GSE's cash position at March 31, 2015 was $11.6 million, excluding $4.2 million of restricted cash, as compared to $13.6 million, excluding $4.2 million of restricted cash, at December 31, 2014.  The decline in cash at March 31, 2015 from December 31, 2014 is due in part to the following cash outflows during Q1 2015: $0.3 million to pay down the outstanding balance of Hyperspring's line of credit; $0.3 million for payment of contingent consideration for the acquisition of EnVision Systems, Inc.; and $0.6 million of capital expenditures and capitalized software development.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q1 results and other matters.

Interested parties may participate in the call by dialing:
·	(877) 407-9753 (Domestic) or
·	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=174010

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. provides performance improvement solutions to the energy and process industries.  We improve human performance though turnkey training, unique visualization and simulation applications, and our staff of instructors, as well as plant improvement through our engineering expertise and use of technology to improve plant design, commissioning and operations.  The Company has more than 350 employees and over four decades of experience as well as more than 1,100 installations and hundreds of customers in over 50 countries spanning the globe.  GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Cary, North Carolina; Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, UK; Manama, Bahrain and Beijing, China.  Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended
	March 31,
	2015	2014

Contract revenue	$13,996	$8,724
Cost of revenue	10,774	6,500

Gross profit	3,222	2,224

Selling, general and administrative	3,366	4,144
Depreciation	129	139
Amortization of definite-lived intangible assets	123	36
Operating expenses	3,618	4,319

Operating loss	(396)	(2,095)

Interest income, net	27	31
Gain (loss) on derivative instruments, net	(48)	104
Other expense, net	(39)	(10)

Loss before income taxes	(456)	(1,970)

Provision for income taxes	88	54

Net loss	$(544)	$(2,024)

Basic loss per common share	$(0.03)	$(0.11)
Diluted loss per common share	$(0.03)	$(0.11)

Weighted average shares outstanding - Basic	17,887,859	17,887,859
Weighted average shares outstanding - Diluted	17,887,859	17,887,859

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data

	(unaudited) March 31, 2015	December 31, 2014

Cash and cash equivalents	$11,590	$13,583
Restricted cash - current	775	613
Current assets	29,254	31,729
Long-term restricted cash	3,465	3,591
Total assets	43,577	45,999

Current liabilities	$17,905	$20,273
Long-term liabilities	2,578	1,986
Stockholders' equity	23,094	23,740

EBITDA Reconciliation

EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended
	March 31,
	2015	2014

Net loss	$(544)	$(2,024)
Interest income, net	(27)	(31)
Provision for income taxes	88	54
Depreciation and amortization	252	175
EBITDA	$(231)	$(1,826)